Exhibit (4)(b)(xiii)

GE LIFE AND ANNUITY ASSURANCE COMPANY

ANNUITY CROSS FUNDED ENDORSEMENT

The Policy to which this endorsement is added, is endorsed as follows:

1.	Add the following Definition:

CROSS FUNDED ANNUITY — The deferred annuity Policy issued and agreed upon by GE Life and Annuity Assurance Company as indicated on the Policy data pages.

2.	The Death Benefit Provisions Upon the Death of the Annuitant provision is amended by adding the following paragraph:

Partial surrenders of any Account Value, that are immediately allocated to the Cross Funded Annuity, reduce the Death Benefit provided under the Policy or any optional rider in the same manner as any other partial surrender of Account Value. Except as otherwise required by law, GE Life and Annuity Assurance Company will treat for federal and state income tax reporting purposes the partial surrenders that are immediately allocated to the Cross Funded Annuity, as non-taxable internal transfers of assets inside a single deferred annuity.

This endorsement is effective on the Policy Date unless another date is specified on the Policy data pages.

For GE Life and Annuity Assurance Company,

/s/    PAMELA S. SCHUTZ

Pamela S. Schutz

        President